UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2007

ROO Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-25659 (Commission File Number)	11-3447894 (IRS Employer Identification No.)

228 East 45th Street 8th Floor New York, NY 10017
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (212) 661-4111

Copies to:
Richard A. Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 18, 2007, ROO Group, Inc. (the “Company”) entered into an Executive Management Agreement (the “Management Agreement”) with KIT Capital Limited (“KIT”) for a term commencing on January 9, 2008 and terminating on January 9, 2011, unless sooner terminated or mutually extended. KIT shall designate Kaleil Isaza Tuzman as President, Jamie Levine as Head of Communications and Rosario Davi as Corporate Development Manager of the Company. The Agreement provides for compensation as follows: (i) $50,800 monthly, (ii) signing incentive payment of $68,500, (iii) an incentive bonus equal to the greater of (x) the preceding twelve months’ base compensation or (y) the previous month’s monthly installment of base compensation multiplied by twelve if the Company shall achieve 2 consecutive quarters of profitability or the Company’s total monthly revenue equals of exceeds $6 million.

In addition, the Company agreed to grant to KIT options to purchase 2,100,000 of the Company’s common stock, 700,000 which shall vest as of January 9, 2008, and the remainder of which shall vest, pro rata on a monthly basis over a period of three years. The option price is $0.1745. The Company also agreed to create a synthetic or “phantom” stock plan pursuant to which the Company will grant “phantom” shares equal to 2,100,000 shares of the Company’s common stock which will vest, pro rata on a monthly basis over a three year period.

The Company agreed to use its best efforts to cause the holders of the Company’s preferred stock to agree to sell to KIT up to 5,100,000 shares of preferred stock at a price of $0.38 per share, within 15 days of receiving a written request from KIT. The failure of the Company to comply with its obligation to cause the holders of the preferred stock to agree to the sale will constitute a breach under the Management Agreement.

In addition, the Company agreed to permit the sale of (i) up to a maximum of $5 million dollars of the Company’s Common stock at a price per share of no higher than 15% to the closing price of the Company’s common stock on the date of the Management Agreement; and (ii) an additional $10 million dollars of the Company’s common stock at a price not exceeding ninety (90%) percent of the five (5) day trading weighted average trading price of the Company’s Common Stock at the time of purchase, subject to board approval.

The Company agreed to use its best efforts to register the shares underlying the preferred stock and the common stock purchased under the Management Agreement.

The Management Agreement provides that upon termination of the Agreement or after the expiration date for any reason except cause (as defined in the Agreement), the Company shall pay KIT,  in addition to any other payments due hereunder, a cash severance payment equal to the greater of (i) the total amount paid to KIT during the preceding twelve months, including base compensation and all bonuses, or (ii) the previous month’s monthly installment of base compensation multiplied by twelve.

Mr. Robert Petty the Chief Executive Officer of the Company will resign effective as of January 9, 2008 and will assume the position of Founder and Vice-Chairman.

Mr. Tuzman is currently the president and COO of JumpTV Inc. (TSX, AIM: JTV), a leader in broadcasting international television and sports over the Internet. He has been a venture capitalist and entrepreneur in digital media since the late '90s, as managing partner of a New York-based merchant bank focusing on new media companies. Mr. Tuzman has served as chairman and CEO of KPE, Inc., a leading digital media services company with clients such as Sony Entertainment, Viacom and Carnival Cruises, and as chairman and CEO of govWorks, Inc., a venture-backed government technology services firm. Mr. Tuzman previously worked at Goldman Sachs, on investment banking and risk arbitrage teams. He has been a member of the Council of Foreign Relations, a U.S. trade representative, and was recently named one of the 100 Most Influential Hispanics by Hispanic Magazine.

Item 7.01 Regulation FD Disclosure.

On December 19, 2007, the Company issued a press release relating to the foregoing. A copy of such press release is being furnished as Exhibit 99.1 to this current report on Form 8-K.

The information in this Item 7.01 of this current report on Form 8-K, together with the information in Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Such information shall not be deemed incorporated by reference into any registration statement or other document filed with the SEC.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Executive Management Agreement dated December 18, 2007
99.1	Press Release dated December 19, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROO Group, Inc.

Date: December 26, 2007	/s/ Robert Petty
Robert Petty
Chief Executive Officer